Exhibit 99.1

Extra Space Storage Inc. Phone (801) 562-5556 Fax (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three and Six Months Ended June 30, 2008

SALT LAKE CITY, Utah, July 29, 2008 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three and six months ended June 30, 2008.  “During the quarter we maintained same-store occupancy and delivered solid net operating income growth.  Our expense control at the site level was excellent and our internal initiatives to boost ancillary income contributed positively to overall revenues.   Through our follow-on offering of common stock, we deleveraged our balance sheet considerably and raised equity for growth,” said Kenneth M. Woolley, Chairman and CEO of Extra Space Storage Inc.

Highlights for the Three Months Ended June 30, 2008:

•                  Achieved adjusted funds from operations of $0.29 per diluted share before approximately $0.02 in unrecovered acquisition costs and before approximately $0.01 of lease-up dilution from recently opened development properties.  After deducting these items, the Company achieved funds from operations (“FFO”) of $0.26 per diluted share.  FFO for the quarter also includes approximately $0.01 in dilution from the Company’s recent public offering of common stock.

•                  Increased revenue and net operating income (“NOI”) in our portfolio of 211 same-stores by 1.8% and 3.2%, respectively, when compared to the three months ended June 30, 2007.  Excluding tenant reinsurance income, same-store revenue and NOI increased by 1.4% and 2.5%, respectively.

•                  Raised $244.4 million in gross proceeds from a public offering of common stock.  Net proceeds were $232.7 after deducting underwriting discounts, commissions and offering expenses.

•                  Acquired two properties located in California and Florida for $17.8 million.  Subsequent to the end of the quarter, the Company acquired an additional 40.0% interest in an existing joint venture with Prudential Real Estate Investors (“Prudential”) for $44.0 million.

•                  Completed the development of a self-storage property located in Illinois for approximately $6.9 million.

•                  Declared and paid a quarterly dividend of $0.25 per common share.

At June 30, 2008 the Company operated or had ownership interests in 673 properties, 263 of which were wholly-owned and consolidated, two of which were held in joint ventures and consolidated, 345 of which were held in joint ventures and accounted for using the equity method, and 63 of which were managed and in which the Company held no ownership interest.  This compares to the period ended June 30, 2007, where the Company operated or had ownership interests in 644 properties, 242 of which were wholly-owned and consolidated, one of which was held in joint venture and consolidated, 342 of which were held in joint ventures and accounted for using the equity method, and 59 of which were managed and in which the Company held no ownership interest.  Results for both periods include equity in earnings of real-estate joint ventures, management fees and other income.

FFO Per Share for the Three and Six Months Ended June 30, 2008:

FFO per diluted share for the three months ended June 30, 2008 was $0.26 compared to $0.27 for the three months ended June 30, 2007.  For the three months ended June 30, 2008, FFO per diluted share was reduced by approximately $0.02 from unrecovered acquisition costs and by approximately $0.01 related to carrying costs associated with the Company’s development program.  FFO for the quarter also includes approximately $0.01 in dilution from the Company’s recent public offering of common stock.  FFO available to common stockholders was $20.3 million for the three months ended June 30, 2008, as compared to $18.9 million for the three months ended June 30, 2007.

FFO per diluted share for the six months ended June 30, 2008 and 2007 was $0.51.  FFO per diluted share for the six months ended

June 30, 2008 was reduced by approximately $0.02 from unrecovered acquisition costs and by approximately $0.02 related to carrying costs associated with the Company’s development program.  FFO for the six months ended June 30, 2008 was also reduced by $0.02 due to a loss on the sale of the Company’s investments in Auction Rate Securities (“ARS”) and includes approximately $0.01 in dilution from the Company’s recent public offering of common stock.  FFO available to common stockholders was $38.1 million for the six months ended June 30, 2008, as compared to $35.2 million for the six months ended June 30, 2007.

The following table sets forth the calculation of FFO for the three and six months ended June 30, 2008 and 2007 (in thousands, except share and per share data):

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net income	$8,901	$8,695	$15,601	$15,165

Adjustments:
Real estate depreciation	9,975	7,831	19,735	15,416
Amortization of intangibles	1,159	807	2,437	1,614
Joint venture real estate depreciation and amortization	1,058	1,025	2,110	2,087
Joint venture loss on sale of properties	—	5	—	5
Distributions paid on Preferred Operating Partnership units	(1,437)	—	(2,875)	—
Income allocated to Operating Partnership minority interest	617	515	1,127	899

Funds from operations	$20,273	$18,878	$38,135	$35,186

Weighted average number of shares - diluted	79,092,783	69,248,845	75,166,645	69,214,313

Diluted funds from operations per share	$0.26	$0.27	$0.51	$0.51

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

The following table sets forth a reconciliation of the Company’s calculation of FFO per diluted share to GAAP net income per diluted share for the three and six months ended June 30, 2008 and 2007:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net income	$0.11	$0.12	$0.21	$0.22
Income allocated to Operating Partnership minority interest	0.01	0.01	0.01	0.01
Net income per diluted share	0.12	0.13	0.22	0.23

Real estate depreciation	0.13	0.12	0.27	0.22
Amortization of intangibles	0.02	0.01	0.03	0.03
Joint venture real estate depreciation and amortization	0.01	0.01	0.03	0.03
Distributions paid on Preferred Operating Partnership units	(0.02)	—	(0.04)	—
Diluted funds from operations per share	$0.26	$0.27	$0.51	$0.51

Operating Results for the Three and Six Months Ended June 30, 2008:

Total revenues for the three and six months ended June 30, 2008 were $67.3 million and $133.0 million, respectively, compared to $56.6 and $110.3 million, respectively, for the three and six months ended June 30, 2007.  Total expenses for the three and six months ended June 30, 2008 were $45.4 million and $89.2 million, respectively, compared to $36.8 million and $73.0 million, respectively, for the three and six months ended June 30, 2007.  Interest expense for the three and six months ended June 30, 2008 was $16.0 million and $32.3 million, respectively, compared to $15.4 million and $28.8 million, respectively, for the three and six months ended June 30, 2007.  Net income for the three and six months ended June 30, 2008 was $8.9 million and $15.6 million, respectively, compared to $8.7 million and $15.2 million, respectively, for the three and six months ended June 30, 2007.

Same-Store Property Performance:

The Company’s same-store stabilized properties for the three and six months ended June 30, 2008, consisted of 211 properties that were wholly-owned and operated and that were stabilized by the first day of each period. The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  These results provide information relating to property operations without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

The following table sets forth the performance of the Company’s same-store properties for the three and six months ended June 30, 2008 and 2007 (in thousands, except occupancy and property counts, revenues do not include tenant reinsurance income):

	Three months ended June 30,		Percent	Six months ended June 30,		Percent
	2008	2007	Change	2008	2007	Change
Same-store rental revenues	$46,277	$45,648	1.4%	$92,081	$90,330	1.9%
Same-store operating expenses	15,946	16,055	-0.7%	32,272	31,954	1.0%
Same-store net operating income	30,331	29,593	2.5%	59,809	58,376	2.5%

Non same-store rental revenues	11,608	2,744	323.0%	22,828	4,293	431.7%
Non same-store operating expenses	4,917	1,297	279.1%	9,232	2,294	302.4%

Total rental revenues	57,885	48,392	19.6%	114,909	94,623	21.4%
Total operating expenses	20,863	17,352	20.2%	41,504	34,248	21.2%

Same-store square foot occupancy as of quarter end	87.5%	87.6%		87.5%	87.6%

Properties included in same-store	211	211		211	211

The increase in same-store rental revenue for the three months and six months ended June 30, 2008 over the prior year was due to increased rental rates to existing customers and the Company’s ability to maintain occupancy.  Rental revenue was lower than forecast due to reduced rental activity and lower than expected rental rates for new customers.  For the three months ended June 30, 2008, expenses decreased when compared to the prior year due to lower advertising and payroll costs.  For the six months ended June 30, 2008 expenses increased due to higher snow removal costs and insurance.

Public Offering of Common Stock:

On May 19, 2008, the Company completed the sale of approximately 15.0 million shares of common stock in a public offering that raised gross proceeds of $244.4 million and net proceeds, after deducting underwriting discounts, commissions and offering expenses payable by the Company, of $232.7 million.

Property Acquisitions:

For the three months ended June 30, 2008, the Company acquired two properties located in California and Florida for approximately $17.8 million.  Subsequent to the end of the quarter, the Company acquired an additional 40.0% interest in an existing joint venture with Prudential for $44.0 million.  The purchase increased the Company’s pro-rata equity share in the joint venture from a 5.0% interest to a 45.0% interest.

Property Development:

For the three months ended June 30, 2008, the Company completed the development of one property located in Illinois for approximately $6.9 million.

Quarterly Dividend Declared and Paid:

On May 30, 2008, the Company announced its second quarter common stock dividend of $0.25 per share. The dividend was paid on June 30, 2008 to stockholders of record as of June 13, 2008. The dividend payment was calculated based on an annual dividend of $1.00 per share.

Balance Sheet:

As of June 30, 2008, the Company’s total debt, including trust preferred notes and exchangeable senior notes, was $1.3 billion, compared to $1.3 billion at December 31, 2007.  Total cash as of June 30, 2008 was $185.8 million.  The Company’s percentage of total fixed rate debt to total debt was 91.5%. The weighted average interest rate was 5.0% for fixed rate loans and 3.6% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 4.9%.

“Our recent offering of common stock has placed our balance sheet in an even stronger position.  We have been able to deleverage, pay down a modest amount of near-term debt and maintain a flexible position to pursue potential growth opportunities,” said Kent Christensen, CFO of Extra Space Storage.

Market Performance:

For the three months ended June 30, 2008, the markets of Chicago, Columbus, Detroit, Houston, Sacramento and San Francisco/Oakland were the top performers among the Company’s stabilized properties.  Markets performing below the Company’s portfolio average in revenue growth included Las Vegas, Miami, Philadelphia, Phoenix and West Palm Beach.

“The self-storage marketplace has become more demanding in recent months.  This has been primarily felt by lower rental activity and rental revenue than was forecast at the beginning of the year.  However, we are still seeing traction with rate increases to existing tenants.  Move-outs are not increasing and our receivable balances are lower than last year.  We are using proactive rate management, strategic concessions and advertising to keep our occupancy at levels that support further rate increases.  I believe we are well positioned financially and operationally due to the quality and location of our property portfolio, our innovative operating and revenue management systems, and the dedication of the Extra Space Storage team,” concluded Mr. Woolley.

Outlook:

At this time, the Company estimates that fully diluted FFO per share for the three months ending September 30, 2008 will be between $0.30 and $0.31 before development dilution.  After considering the impact of the Company’s development program, the Company expects fully diluted FFO per share for the three months ending September 30, 2008 will be between $0.28 and $0.29 per share.

For the year ending December 31, 2008, the Company currently estimates that fully diluted FFO per share will be between $1.12 and $1.14 per share before development dilution.  After considering the impact of carrying costs associated with the Company’s development program, the Company expects fully diluted FFO per share for the year ending December 31, 2008 will be between $1.08 and $1.10 per share.  FFO estimates are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•	Same-store property revenue growth, including tenant reinsurance income, between 2.0% and 3.0%.

•	Same-store property expense growth between 1.0% and 2.0%.

•	Same-store property NOI growth, including tenant reinsurance income, between 2.5% and 3.5%.

•

Net tenant reinsurance income between $9.0 million and $10.0 million. The same-store portion of the net tenant reinsurance income included in these amounts is also included in the same-store property revenue and NOI growth noted above.

•	General and administrative expenses (net of development fees) between $39.0 million and $40.0 million, including non-cash compensation expense of approximately $3.6 million.

•	Dilution impact from May 2008 stock offering of between $3.5 million and $4.5 million.

•	Interest expense between $63.0 million and $67.0 million.

•	Weighted average LIBOR of 3.0%.

•

Weighted average number of outstanding shares, including OP units, of approximately 81.2 million. Included in this amount are an estimated 1.4 million contingent conversion shares and contingent conversion units converting to common shares and OP units throughout the year.

•	Lease-up dilution associated with the Company’s development program of between $3.5 million and $4.5 million.

•	Taxes associated with the Company’s management company of approximately $1.0 million.

Following is a GAAP reconciliation of the range of estimated fully diluted net income per share to estimated fully diluted FFO per share for the three months ending September 30, 2008 and the year ending December 31, 2008:

	Three months ending September 30, 2008		Year ending December 31, 2008
	Low End	High End	Low End	High End
Net income	$0.15	$0.16	$0.52	$0.54
Income allocated to Operating Partnership minority interest	0.01	0.01	0.04	0.04
Net income per diluted share	0.16	0.17	0.56	0.58

Real estate depreciation	0.12	0.12	0.49	0.49
Amortization of intangibles	0.01	0.01	0.06	0.06
Joint venture real estate depreciation and amortization	0.01	0.01	0.05	0.05
Distributions paid on Preferred Operating Partnership units	(0.02)	(0.02)	(0.08)	(0.08)
Diluted funds from operations per share	$0.28	$0.29	$1.08	$1.10

Forward Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form
10-Q.  Such factors include, but are not limited to:

•	changes in general economic conditions and in the markets in which we operate;

•	the effect of competition from new self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•	potential liability for uninsured losses and environmental contamination;

•

difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•

the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•	recent disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•	delays in the development and construction process, which could adversely affect our profitability; and

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan.

Supplemental Financial Information

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s web site at www.extraspace.com. Click on the “investor relations” link at the bottom of the home page, and then on “Financial Reports” and the document entitled “Q2 2008 Supplemental Financial Information.”

Conference Call

Extra Space Storage Inc. will host a conference call at 1:00 p.m. Eastern Time on Wednesday, July 30, 2008 to discuss its financial results for the three and six months ended June 30, 2008.  The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s website at www.extraspace.com and then by clicking on the “investor relations” link at the bottom of the home page.  To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A digital replay will be available on Wednesday, July 30, 2008 at 3:00 p.m. Eastern Time through Wednesday, August 13, 2008 at midnight Eastern Time. To access the replay, dial 888-286-8010 and enter passcode 23228471.  International callers should dial 617-801-6888 and enter the same passcode.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 673 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 461,000 units and 49 million square feet rented by more than 300,000 individual tenants. The Company is the second largest owner and/or operator of self-storage properties in the United States.

For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

- Financial Tables Follow –

Extra Space Storage Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets:
Real estate assets:
Net operating real estate assets	$1,811,327	$1,791,377
Real estate under development	74,127	49,945
Net real estate assets	1,885,454	1,841,322

Investments in real estate ventures	95,819	95,169
Cash and cash equivalents	185,837	17,377
Investments available for sale	—	21,812
Restricted cash	37,152	34,449
Receivables from related parties and affiliated real estate joint ventures	9,238	7,386
Other assets, net	35,777	36,560
Total assets	$2,249,277	$2,054,075

Liabilities, Minority Interests, and Stockholders’ Equity:
Notes payable	$931,081	$950,181
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	250,000	250,000
Line of credit	—	—
Accounts payable and accrued expenses	33,609	31,346
Other liabilities	19,087	18,055
Total liabilities	1,353,367	1,369,172

Minority interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	29,204	30,041
Minority interest in Operating Partnership	31,688	35,135
Other minority interests	(450)	(194)

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 81,934,549 and 65,784,274 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	819	658
Paid-in capital	1,061,484	826,026
Other comprehensive deficit	—	(1,415)
Accumulated deficit	(226,835)	(205,348)
Total stockholders’ equity	835,468	619,921
Total liabilities, minority interests, and stockholders’ equity	$2,249,277	$2,054,075

Extra Space Storage Inc.
Consolidated Statement of Operations - Unaudited
(In thousands, except share and per share data)

	Three months ended June 30,
	2008	2007

Revenues:
Property rental	$57,885	$48,392
Management and franchise fees	5,343	5,143
Tenant reinsurance	3,980	2,688
Other income	128	327
Total revenues	67,336	56,550

Expenses:
Property operations	20,863	17,352
Tenant reinsurance	1,370	1,217
Unrecovered development and acquisition costs	1,428	159
General and administrative	10,070	8,968
Depreciation and amortization	11,697	9,123
Total expenses	45,428	36,819

Income before interest, equity in earnings of real estate ventures, and minority interests	21,908	19,731

Interest expense	(15,962)	(15,437)
Interest income	870	3,668
Interest income on note receivable from Preferred Unit holder	1,212	—
Equity in earnings of real estate ventures	1,373	1,192
Minority interest - Operating Partnership	(617)	(515)
Minority interests - other	117	56
Net income	$8,901	$8,695

Net income per common share
Basic	$0.12	$0.13
Diluted	$0.12	$0.13

Weighted average number of shares
Basic	73,420,540	64,439,138
Diluted	79,092,783	69,248,845

Cash dividends paid per common share	$0.25	$0.23

Extra Space Storage Inc.
Consolidated Statement of Operations - Unaudited
(In thousands, except share and per share data)

	Six months ended June 30,
	2008	2007

Revenues:
Property rental	$114,909	$94,623
Management and franchise fees	10,420	10,351
Tenant reinsurance	7,458	4,831
Other income	256	521
Total revenues	133,043	110,326

Expenses:
Property operations	41,504	34,248
Tenant reinsurance	2,532	2,190
Unrecovered development and acquisition costs	1,592	409
General and administrative	20,249	18,208
Depreciation and amortization	23,278	17,919
Total expenses	89,155	72,974

Income before interest, equity in earnings of real estate ventures, loss on investments available for sale and minority interests	43,888	37,352

Interest expense	(32,316)	(28,833)
Interest income	1,295	5,116
Interest income on note receivable from Preferred Unit holder	2,425	—
Equity in earnings of real estate ventures	2,595	2,389
Loss on sale of investments available for sale	(1,415)	—
Minority interest - Operating Partnership	(1,127)	(899)
Minority interests - other	256	40
Net income	$15,601	$15,165

Net income per common share
Basic	$0.22	$0.24
Diluted	$0.22	$0.23

Weighted average number of shares
Basic	69,554,139	64,356,827
Diluted	75,166,645	69,214,313

Cash dividends paid per common share	$0.50	$0.46